Exhibit 5.1


                    [On the letterhead of Allen and Gledhill]


August 25, 2004


STATS ChipPAC Ltd.
5 Yishun Street 23
Singapore 7684442


Dear Sirs,


1. We have acted as Singapore legal advisers to STATS ChipPAC Ltd. (the "Company"), a company organised under the laws of Singapore, in connection with a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission ("SEC") in the United States on August 25, 2004 (the "Registration Statement"), for the registration under the United States Securities Act of 1933, as amended, of up to (a) 140 million ordinary shares S$0.25 each in the capital of the Company (the "Option Shares"), directly or in the form of American Depository Shares, issuable upon exercise of options issued or issuable pursuant to the STATS ChipPAC Ltd. Share Option Plan, as amended (the "STATS ChipPAC Share Option Plan") and (b) 100 million ordinary shares of S$0.25 each in the capital of the Company (the "ESPP Shares"), directly or in the form of American Depositary Shares, issuable pursuant to the exercise of the purchase rights granted under the STATS ChipPAC Ltd. Employee Share Purchase Plan 2004 (the "STATS ChipPAC ESPP", together with the STATS ChipPAC Share Option Plan, the "STATS ChipPAC Plans").

2.   We have examined the following documents:

     (a)    a copy of each of the STATS ChipPAC Plans;

     (b)    a draft of the Registration Statement;

     (c) copies of the Memorandum of Association and Articles of Association of the Company, the Certificate of Incorporation of the Company, the Certificate of Incorporation on Conversion to a public company of the Company;

     (d) copies of a certified true extract of the resolutions in writing of the Board of Directors of the Company (the "Board Resolutions") passed on 11 June 2004 and a certified true extract of the minutes of the extraordinary general meeting of the Company held on 4 August 2004 (the "Shareholders' Resolutions"), inter alia, authorising the issuance of the options granted pursuant to the STATS ChipPAC Share Option Plan, the issuance of Option Shares upon exercise of such options granted pursuant to the STATS ChipPAC Share Option Plan, the grant of the purchase rights pursuant to the STATS ChipPAC ESPP and the issuance of ESPP Shares pursuant to the


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            exercise of such purchase rights granted pursuant to the STATS
            ChipPAC ESPP; and



     (e) such records of the corporate proceedings of the Company as we have deemed relevant and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

3.   We have assumed:

     (a) the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

     (b) that copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company submitted to us for examination are true, complete and up-to-date copies;

     (c) the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

     (d) that copies of the Board Resolutions and the Shareholders' Resolutions submitted to us for examination are true, complete and up to date copies; and

     (e) that the Board Resolutions and the Shareholders' Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders' Resolutions.

4. Based upon and subject to the foregoing, and assuming that the total issued and paid-up share capital of the Company consequent upon the issue of the Shares from time to time will not exceed the authorised share capital of the Company at any time, and there shall be subsisting a valid authority given pursuant to Section 161 of the Companies Act, Chapter 50 of Singapore in respect of the issue of Shares from time to time, we are of the opinion that:

     (a) the Option Shares will be duly authorised when and to the extent options are issued pursuant to the STATS ChipPAC Share Option Plan and exercised in accordance with the terms of the STATS ChipPAC Share Option Plan and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the Option Shares and, upon the issue of share certificates representing the Option Shares in accordance with the Articles of Association of the Company against payment for the Option Shares, the Option Shares will be validly issued, fully paid and non-assessable; and

     (b) the ESPP Shares will be duly authorised and, when and to the extent purchase rights are granted pursuant to the STATS ChipPAC ESPP and


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            exercised in accordance with the terms of the STATS ChipPAC ESPP and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the ESPP Shares and, upon the issue of share certificates representing the ESPP Shares in accordance with the Articles of Association of the Company against payment for the ESPP Shares, the ESPP Shares will be validly issued, fully paid and non-assessable.

     For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Option Shares and the ESPP Shares (collectively, the "Shares") to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

5. We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
     Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.


Yours faithfully



/s/ Allen & Gledhill
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Allen & Gledhill